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                                                                    EXHIBIT 10.8


[SIEMENS LOGO]


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT effective as of April 1, 1999, by and between Unisphere Solutions, Inc. a Delaware corporation with its principal place of business at 200 Wheeler Road, Burlington, Massachusetts 01803 (the "Company"), and Martin Clague, residing at Five Ononaga Street Rye, New York 10580 (the "Executive").

         WHEREAS, the Company wishes to offer employment to the Executive and the Executive wishes to accept such offer, on the terms set forth below.

         Accordingly, the parties hereto agree as follows:

1. TERM. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of April 1, 1999 and ending on September 30, 2002, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing prior to 60 days before the expiration of the initial term and each annual renewal thereof (the period during which the Executive is employed hereunder being hereinafter referred to as the "Term"). Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Term commence, or any provision
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of this Agreement be effective unless and until the Executive executes a
Non-Competition and Non-Solicitation Agreement and an Employee Patent and Secrecy Agreement in the forms attached hereto as Exhibits A and B, respectively.

2. DUTIES. During the Term, the Executive shall be employed by the Company as President and Chief Executive Officer of the Company, reporting to and serving at the pleasure of the Board of Directors of the Company, and as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company. The Executive shall devote all of his business time and effort to the performance of his duties hereunder.

3. COMPENSATION.

         3.1 BASE SALARY. For the period of April 1, 1999 through September 30, 1999, the Company shall pay the Executive a salary at the rate of $70,000 per month, and for the period from October 1, 1999 through September 30, 2000, the Company shall pay the Executive a base salary at the rate of $36,666 per month. For the period from October 1, 2000 to the end of the Term of this Agreement, the Company shall pay the Executive a base salary which will be determined by the Board of Directors of the Company, but in no event shall this base salary be less

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than $36,666 per month. The Executive shall receive payment of his base salary from the Company in accordance with the customary payroll practices of the Company applicable to senior executives.

         3.2 ANNUAL BONUS. In addition to the Executive's base salary, as set forth in Section 3.1 of this Agreement, for each fiscal year of the Company beginning on or after October 1, 1999 and ending during the Term, the Executive shall have the opportunity to earn an annual bonus. The annual bonus target for the Executive for the period of October 1, 1999 through September 30, 2000 shall be set at 100% of the Executive's base salary actually paid during such period provided that there is 100% achievement of the annual bonus plan's financial and business goals as determined by the Board of Directors of the Company. The annual bonus target for the Executive for the period of October 1, 2000 through September 30, 2001 and for the period of October 1, 2001 through September 30, 2002 and for any periods thereafter during the Term of this Agreement shall be 50% of the Executive's base salary actually paid during such periods if there is 100% achievement of the annual bonus plan's financial and business goals as determined by the Board of Directors of the Company. If, in any of the periods set forth in the immediately preceding sentence, the Executive is not eligible for an award from the Company under any long term

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incentive compensation programs (which term includes but is not limited to any stock appreciation right or stock option plans), the Executive's annual bonus target for the period during which he is not eligible for such long term incentive compensation program award shall be 100% of the Executive's base salary actually paid during that period if there is 100% achievement of the annual bonus plan's financial and business goals as determined by the Board of Directors of the Company. If the performance of the Company either exceeds or does not achieve 100% of the annual bonus plan's financial and business goals during a particular period, the amount of the annual bonus to be paid to the Executive by the Company pursuant to this Section 3.2 during that period shall be adjusted upward or downward according to guidelines established for such annual bonus plan by the Board of Directors of the Company.

         3.3 LONG TERM INCENTIVE COMPENSATION PROGRAM. The Executive shall be eligible to participate in any long term incentive compensation program which the Board of Directors may establish for senior executives of the Company.

         3.4 BENEFITS - IN GENERAL. Except with respect to benefits of a type otherwise provided for under Section 3.5, the Executive shall be permitted during the Term to participate in any group insurance, retirement plans, fringe benefit programs and similar benefits that may be available to other senior


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executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

         3.5 SPECIFIC BENEFITS. Without limiting the generality of Section 3.4, during the Term the Company shall pay to the Executive a car allowance of $1500 per month. The amount of this car allowance will not be considered compensation for any purpose under the benefits set forth in Section 3.4 nor included in the levels established in Sections 3.1 and 3.2 above.

         The Executive shall be eligible for five weeks of paid vacation annually.

         In accordance with the standard policy of the Company, the Company shall reimburse the Executive for reasonable temporary living expenses for the period from April 1, 1999 until the earlier of September 30, 1999 or the date the Executive purchases a new residence in the Boston, Massachusetts area. The Company will also reimburse the Executive for any of his closing costs and fees incurred in acquiring a residence in the Boston, Massachusetts area, in accordance with the standard relocation policy of the Company. Further, the Company will provide the Executive with full applicable relocation services if Executive sells his home in Rye, New York and purchases a new primary family residence within 50 miles of the Company's headquarters on or before September 30, 2001, in accordance with the

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Company's standard policy; provided, however, any amount that the Company has reimbursed the Executive for his closing costs and fees for acquiring an interim residence in the Boston, Massachusetts area shall be deducted from the amount the Executive will receive under the Company's policy for relocation of his primary residence to within 50 miles of the Company's headquarters.

         3.6 EXPENSES. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement in accordance with the policies of the Company with respect to reimbursement for such expenses.

4. TERMINATION UPON DEATH OR DISABILITY. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled for purposes of the long-term disability plan of the Company for which the Executive is eligible, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of

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employment due to death or disability, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive his base salary as set forth in Section 3.1 and other benefits, including any annual bonus, earned and accrued under' this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) , and (ii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.       CERTAIN TERMINATIONS OF EMPLOYMENT.

         5.1 TERMINATION OF EMPLOYMENT BY THE COMPANY OR BY THE EXECUTIVE ON OR BEFORE SEPTEMBER 30, 1999. If the Company terminates the employment of the Executive with the Company on or before September 30, 1999 for any reason or if the Executive terminates his employment with the Company on or before September 30, 1999 for any reason, the Company shall pay the Executive an amount of $210,000, less applicable withholding taxes and FICA, provided, however, that the Company's obligation to make this payment to the Executive is conditioned upon the Executive's execution of a General Release in the standard form used by the Company and is in lieu of any other payments that may otherwise be due to the Executive under this Agreement or

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under any severance or separation plan, program or policy of the Company.

         5.2      TERMINATION BY THE COMPANY FOR CAUSE.

                  (a) For purposes of this Agreement, "Cause" shall mean the
Executive's:

                           (i) commission of a felony reflecting adversely on
the Company, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

                           (ii) engagement in the performance of his duties
hereunder, or otherwise to the detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

                           (iii) failure to adhere to the reasonable directions
of the Board of Directors, to adhere to the Company's policies and practices or to devote all of his business time and efforts to the Company;

                           (iv) breach of either of the agreements attached
hereto as Exhibits A and B; or

                           (v) breach in any material respect of the terms and
provisions of this Agreement;



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provided that the Company shall not be permitted to terminate the Executive for
Cause except on written notice given to the Executive.

                  (b) With respect to Section 5.2(a)(iii) above, Cause shall not be deemed to exist unless written notice of such termination on account of Cause is given by the Company to the Executive, in accordance with Section 5.2(c) below, and the Executive is given one opportunity in the 30 days from the date notice of such termination to cure such event or condition, and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

                  (c) Subject to Section 5.2(b) above, the Company may terminate the Executive's employment hereunder for Cause on at least 30 days' written notice given to the Executive. If the Company terminates the Executive for Cause, and such termination is not covered by Section 5.1(i) the Executive shall receive his base salary as set forth in Section 3.1 in effect at the time of his termination of employment from the Company and other benefits (but, in all events, and without increasing the Executive's rights under any other provision hereof, excluding any annual bonus not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and
(ii) the Executive shall

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have no further rights to any other compensation or benefits hereunder on or after the termination of employment except as set forth under the terms of applicable compensation or benefit plans or programs, or any other rights hereunder.

         5.3      TERMINATION BY THE COMPANY WITHOUT CAUSE.

                  The Company may terminate the Executive's employment at any time for any reason or no reason. If the Company terminates the Executive's employment and the termination is not covered by Sections 4, 5.1, or 5.2 (i) the Executive shall receive his base salary as set forth in Section 3.1 and other benefits, including any annual bonus earned and accrued under this Agreement or applicable compensation plan, to the extent such base salary and bonus and benefits are earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a cash payment equal to his monthly base salary at the time of his termination of employment from the Company for 12 months following such termination of employment and (B) for a period of 12 months after such termination of employment such continuing coverage under the Company's group health plans as the Executive was receiving at the time of such termination of employment; and
(iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the

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termination of employment except as set forth under the terms of applicable compensation or benefit plans or programs, or any other rights hereunder; provided that the Company's obligations with respect to the payments and benefits provided for in this Section 5.3 are conditioned upon the Executive's execution of a General Release in the standard form used by the Company. It is expressly understood and agreed that any payment made pursuant to this Section
5.3 shall be in lieu of any other payments that may otherwise be due to the Executive under this Agreement or under any severance or separation plan, program or policy of the Company.

         5.4      TERMINATION BY THE EMPLOYEE.

                  (a) For purposes of this Agreement, "Good Reason" shall mean only:

                           (i) the Company requiring the Executive to be based
at any location that is more than 50 miles from the city limits of Boston, Massachusetts;

                           (ii) the Company reducing the Executive's base salary
as set forth in Section 3.1 of this Agreement;

                           (iii) the Company reducing the Executive's annual
bonus target as set forth in Section 3.2 of this Agreement;


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                           (iv) the Company, materially reducing the Executive's
responsibilities and authority regarding the operations of the Company; or

                           (v) the Executive not accepting employment with a
person or entity which is not affiliated with Siemens AG, after such person or entity either acquires ownership of 51% or more of the outstanding voting securities of the Company or acquires substantially all of the assets of the Company.

                  Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless written notice of such termination on account of Good Reason is given by the Executive to the Company, in accordance with Section 6.5, no later than 30 days after the event giving rise to the notice occurs, and the Company is given 30 days from the date notice of such termination is given to cure such event or condition, and, if the Company does so, such event or condition shall not constitute "Good Reason" hereunder.

                  (b) If the Executive voluntarily terminates his employment with the Company for Good Reason, and the termination is not otherwise covered by Sections 4, 5.1, or 5.4(c), (i) the Executive shall receive his base salary under Section 3.1 and other benefits, including any annual bonus, earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall

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receive (A) a cash payment equal to his monthly base salary at the. time of his termination of employment from the Company for 12 months following such termination of employment and (B) for a period of 12 months after such termination of employment such continuing coverage under the Company's group health plans as the Executive was receiving at the time of such termination of employment; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder; provided that the Company's obligations with respect to the payments and benefits provided for in this Section 5.4 (b) are conditioned upon the Executive's execution of a General Release in the standard form used by the Company. It is expressly understood and agreed that any payment made pursuant to this Section 5.4 (b) shall be in lieu of any other payments that may otherwise be due to the Executive under this Agreement or under any severance or separation plan, program or policy of the Company.


                  (c) The Executive may terminate his employment with the Company on at least 30 days' and not more than 60 days, written notice to the Company. If the Executive terminates his employment and such termination is not covered by Section 4, 5.1 or 5.4(b), (i) the Executive shall receive his base salary under Section 3.1 in effect at the time of his termination of employment from the Company and other benefits (but, in all events, and without increasing the Executive's rights under any

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other provision hereof, excluding any annual bonus not yet paid) earned and accrued under this Agreement prior to his termination of employment (and reimbursement under this Agreement for expenses incurred prior to termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment except as set forth under the terms of applicable compensation or benefit plans or programs, or any other rights hereunder.

         5.5 Notwithstanding clause (ii) (B) of the second sentence of Section
5.3 (a) and clause (ii) (B) of the first sentence of Section 5.4 (b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clauses from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide and benefits otherwise required by such clauses (ii) (B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

6.       OTHER PROVISIONS.

         6.1 SEVERABILITY. The Executive acknowledges and agrees that he has had an opportunity to seek advice of counsel in

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connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         6.2 DURATION AND SCOPE OF COVENANTS. If any court or other decision-maker of competent jurisdiction determines that any of Executive's covenants contained in this Agreement, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         6.3 DISPUTE RESOLUTION.

                  (a) Any and all claims, disputes, and controversies between the Executive and the Company with respect to interpretation, construction, breach, enforceability, and/or enforcement of the terms and provisions of this Agreement (a "Dispute") shall be finally resolved as provided in this Section
6.3 by binding arbitration. Arbitration shall be the exclusive means for determination of all matters as above provided, and neither party shall otherwise institute any action or proceeding in any court of law or equity, state or federal, other than

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respecting enforcement of the arbitrator's decision or award hereunder. The foregoing shall be a bona fide defense in any action or proceeding where the matter in dispute was to be arbitrated or is being arbitrated pursuant to this Agreement.

                  (b) The Company (or its successor in interest) or the Executive shall have the right to submit a Dispute to arbitration, by delivery to the other, by certified mail, or a written notice and demand for arbitration of such Dispute. Arbitration shall be by the American Arbitration Association (the "AAA") in accordance with its Rules applicable to such Disputes (the "Rules"), by a neutral and impartial arbitrator acceptable to the Company and the Executive. If such an arbitrator has not been selected by the Company and the Executive within sixty days after AAA first provides a list of eligible arbitrators, or within thirty days after the occurrence of a vacancy, a neutral and impartial arbitrator shall be selected and appointed by the American Arbitration Association, in accordance with its Rules. Unless otherwise required under applicable law, the arbitration proceedings shall be conducted in the city where the principal place of business of the Company is situated at the date of this Agreement or a city mutually agreed to by the parties, and the procedural rules of the place of arbitration shall apply. Each party shall be entitled to be represented by legal counsel.


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                  (c) The arbitration proceedings (including discovery and the giving of testimony) shall be conducted in strictest confidence pursuant to a confidentiality agreement signed by the parties and devised to protect the confidentiality of and valuable rights of the Company in the Confidential Company Information (as defined in the Employee Patent and Secrecy Agreement) and trade secrets as well as the confidentiality of any other confidential information included in such proceedings. The arbitrator shall have the power and authority to make such decisions and awards as he or she deems appropriate, consistent with applicable law. To the extent applicable law sets particular requirements for the conduct of such arbitration proceedings, such as, any with respect to discovery, cross-examination, testimony, or availability of rights and remedies, the arbitration proceedings shall be conducted in compliance with those requirements.

                  (d) Subject to applicable law, the arbitrator may grant compensatory damages and costs to the prevailing party (but not punitive or exemplary damages and attorneys, fees and costs related to punitive or exemplary damages) and injunctions that he or she may deem necessary or advisable directed to or against a party, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach.

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Any decision or awarded of the arbitrator shall be final, binding and conclusive upon the parties and said decision and award may be entered as a final judgment in any court of competent jurisdiction.

                  (e) Subject to the foregoing, the costs of such arbitration shall be borne equally by the parties, except that each party shall bear its own attorneys fees and costs.

         6.4 SET-OFF. The Executive acknowledges and agrees, without limiting the rights of the Company otherwise available at law or in equity, that the Company may set against any or all amounts payable to the Executive hereunder any or all amounts payable by the Executive to the Company.

         6.5 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days' after the date of deposit in the United States mails as follows:

                           (i)      If to the Company, to:

                                    Chairman of the Board of Directors
                                    Unisphere Solutions, Inc.
                                    200 Wheeler Road
                                    Burlington, Massachusetts 01803



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                           (ii)     If to the Executive, to:

                                    Mr. Martin Clague
                                    Currently at:
                                    Five Onondaga Street
                                    Rye, New York 10580


                  Any such person may by notice given in accordance with this
Section 6.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

         6.6 ENTIRE AGREEMENT. Other than with respect to the Non-Competition and Non-Solicitation Agreement and Patent and Secrecy Agreement between the Company and the Executive attached hereto as Exhibits A and B, as they may be amended from time to time, relating to, among other things, non-competition, non-solicitation, confidentiality and intellectual property, which agreements shall survive in their entirety without regard to this Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         6.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any


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right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part, of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

         6.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         6.9 ASSIGNMENT. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

         6.10 WITHHOLDING. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

         6.11 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective

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successors, permitted assigns, heirs, executors and legal representatives.

         6.12 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

         6.13 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6.3, 6.4 and 6.10, and the other provisions of this Section 6 (to the extent necessary to effectuate the survival of Sections 6.3, 6.4 and 6.10), shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

         6.14 EXISTING AGREEMENTS. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

         6.15 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.


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         6.16 PARACHUTES. If all, or any portion, of the Payments provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an excess "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no portion thereof shall fail to be tax-deductible under Section 280G of the Code.

         IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
BY:  COMPANY


By: /s/ Thomas Rambold                  By: /s/ Roland Koch
        --------------                      ---------------
Name:   Thomas Rambold                  Name:   Roland Koch



BY:  EMPLOYEE


By: /s/ Martin Clague
    -----------------
Name:   Martin Clague




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